                                                                    EXHIBIT 10.9


                              FOIL SUPPLY AGREEMENT





                                     between

                            NOVELIS DEUTSCHLAND GMBH

                                  (as Supplier)

                                       and

                          ALCAN PACKAGING RORSCHACH AG

                                 (as Purchaser)




         IN CONNECTION WITH ALCAN'S OPERATIONS AT RORSCHACH, SWITZERLAND






         DATED DECEMBER ___, 2004, WITH EFFECT AS OF THE EFFECTIVE DATE

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----

1.       DEFINITIONS AND INTERPRETATION............................................................................  1
2.       PURCHASE AND SUPPLY.......................................................................................  6
3.       SUPPLY OBLIGATIONS........................................................................................  8
4.       TEMPORARY PLANT CLOSURE...................................................................................  9
5.       FORCE MAJEURE.............................................................................................  9
6.       PRICE AND PAYMENT......................................................................................... 10
7.       QUALITY, WARRANTIES AND DISCLAIMERS....................................................................... 11
8.       ASSIGNMENT................................................................................................ 12
9.       EARLY TERMINATION......................................................................................... 12
10.      REPRESENTATIONS AND WARRANTIES............................................................................ 13
11.      CONFIDENTIALITY........................................................................................... 14
12.      DISPUTE RESOLUTION........................................................................................ 15
13.      MISCELLANEOUS............................................................................................. 16


Annex A - Conversion Prices
Annex B - TOP 20 Specifications
Annex C - NON-TOP 20 Specifications

                             FOIL SUPPLY AGREEMENT

THIS AGREEMENT is dated December ____, 2004, with effect as of the Effective
Date.

BETWEEN: NOVELIS DEUTSCHLAND GMBH, with its registered office at Hanoverschestrasse, 37075 Goettingen, Germany, a limited liability company incorporated under the laws of Germany (the "SUPPLIER");

AND: ALCAN PACKAGING RORSCHACH AG, with its registered office at Industriestrasse 35, CH 9401 Rorschach, a limited liability company incorporated under the laws of Switzerland (the "PURCHASER").

RECITALS:

WHEREAS Alcan Inc. and Novelis Inc. have entered into a Separation Agreement pursuant to which they set out the terms and conditions relating to the separation of the Separated Businesses from the Remaining Alcan Businesses (each as defined therein), such that the Separated Businesses are to be held, as at the Effective Time (as defined therein), directly or indirectly, by Novelis Inc. (such agreement, as amended, restated or modified from time to time, the "SEPARATION AGREEMENT").

WHEREAS the Separated Businesses (as defined in the Separation Agreement) held by Novelis Inc. include the manufacture by the Supplier (being a wholly owned Subsidiary of Novelis Inc.) of rolled aluminum, in particular aluminum foil conforming to the Specifications (as defined below), including at the Supplier's plants located in Norf, Ludenscheid and Ohle, Germany.

WHEREAS the business of Alcan Inc. includes, inter alia, the manufacture by the Purchaser (being a wholly owned Subsidiary of Alcan Inc.) of packaging products incorporating aluminum foil, at the Purchaser's plant located at Rorschach, Switzerland.

WHEREAS the Supplier wishes to supply, and the Purchaser wishes to purchase, subject to the terms and conditions of this Agreement, certain minimum quantities of Foil (as defined below), as set out herein.

WHEREAS the Parties have entered into this Agreement in order to set forth such terms and conditions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         For the purposes of this Agreement the following terms and expressions and variations thereof shall, unless another meaning is clearly required in the context, have the meanings specified or referred to in this Section 1.1:

         "AFFECTED PARTY" has the meaning set forth in Section 5.1.

         "AFFILIATE" of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "AGREEMENT" means this Foil Supply Agreement, including all of the Annexes hereto.

         "ALCAN GROUP" means Alcan and its Subsidiaries from time to time on and after the Effective Date.

         "APPLICABLE LAW" means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

         "BUSINESS CONCERN" means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

         "BUSINESS DAY" means any day excluding (i) Saturday, Sunday and any other day which, in the Canton of St. Gallen, Switzerland, or in the City of Frankfurt/Main, Germany is a legal holiday or (ii) a day on which banks are authorized by any local law to close in the Canton of St. Gallen, Switzerland, or in the City of Frankfurt/Main, Germany.

         "CLASSIFICATION" means the classification of Foil as either TOP 20 or NON-TOP 20.

         "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type contemplated in this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party or take actions that would reduce the benefits intended to be obtained by such Person under this Agreement.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 11.1.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization.

         "CONTRACT PRICE" means the price per Tonne, payable by the Purchaser for Foil, as determined in accordance with Section 6.

         "CONVERSION PRICE" means that part of the Contract Price reflecting the conversion by the Supplier of aluminum metal to Foil, set out in ANNEX A in respect of each Classification of Foil.

         "DATE OF DELIVERY" means the date on which Foil supplied by the Supplier is delivered DDU at the Delivery Site.

         "DDU" means, to the extent not inconsistent with the terms of this Agreement, DDU as defined in Incoterms 2000, published by the ICC, Paris, France, as amended from time to time.

         "DEFAULTING PARTY" has the meaning set forth in Section 9.

         "DELIVERY SITE" means the Purchaser's Rorschach facility in Switzerland, located at Langrutistrasse, CH 9403 Goldach, Switzerland.

         "DISCOUNT" means, for any Quarter, the amount equal to 1% of the LME Price calculated for such Quarter.

         "DISPUTE" has the meaning set forth in Section 12.1.

         "DOLLARS" means the lawful currency of the United States of America.

         "EC DUTY PAID PREMIUM" means, for any Quarter, the arithmetic average of the daily published "EC DUTY PAID PREMIUM" prices, as published in Metal Bulletin on each day during the Quarter preceding such Quarter, expressed in Dollars.

         "EFFECTIVE DATE" means the date on which the Supplier becomes a Subsidiary of Arcustarget Inc. which date is expected, as of the date of this Agreement, to be on or before December 31, 2004.

         "ESCALATION NOTICE" has the meaning set out in Section 12.2.

         "EURO" means the lawful currency of the member states of the European Union that adopted a single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union.

         "EVENT OF DEFAULT" has the meaning set forth in Section 9.

         "FIRM ORDERS" has the meaning set forth in Section 2.7.

         "FOIL" means aluminum foil conforming to the Specifications, produced by the Supplier at any of the Supplier Facilities.

         "FORCE MAJEURE" has the meaning set forth in Section 5.2.

         "GOVERNMENTAL AUTHORITY" means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

         "GOVERNMENTAL AUTHORIZATION" means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

         "ICC" means the International Chamber of Commerce.

         "INCOTERMS 2000" means the set of international rules updated in the year 2000 for the interpretation of the most commonly used trade terms for foreign trade, as published by the ICC.

         "LIABILITIES" has the meaning set forth in the Separation Agreement.

         "LME PRICE" means, for each Quarter, the arithmetic average LME 3 month seller's and buyer's price for Primary High Grade Aluminum, as published in Metal Bulletin on each day during the Quarter preceding such Quarter, expressed in Dollars. As an example, the LME Price for the Quarter commencing January 1, 2005 will be based on aluminum prices published during the Quarter commencing October 1, 2004.

         "LOCAL MARKET PREMIUM" means an amount equal to Dollars 18.00 per Tonne.

         "METAL PRICE" means, subject to the application of Section 6.2, in respect of the supply of Foil made in any Quarter, the aggregate of (i) the LME Price for such Quarter, plus (ii) the EC Duty Paid Premium for such Quarter, and minus (iii) the Discount for such Quarter.

         "MONTH" means each calendar month throughout the Term of this Agreement.

         "MONTHLY FORECAST" has the meaning set out in Section 2.5.

         "NON-TOP 20 SPECIFICATIONS" means specifications for NON-TOP 20 aluminum foil as set out in ANNEX C.

         "NOVELIS GROUP" means Novelis and its Affiliates from time to time on and after the Effective Date.

         "OTIF" has the meaning set forth in Section 3.4.

         "PARTY" means each of the Purchaser and the Supplier, as a party to this Agreement and "PARTIES" means both of them.

         "PERSON" means any individual, Business Concern or Governmental Authority.

         "PURCHASER" has the meaning set forth in the Preamble to this Agreement.

         "PURCHASER'S BUDGET" has the meaning set out in Section 2.4.

         "QUARTER" means each period of 3 Months commencing on each of January 1, April 1, July 1 and October 1.

         "REPRESENTATIVES" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "SALES TAXES" means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed pursuant to Applicable Law.

         "SEPARATION AGREEMENT" has the meaning set out in the Preamble to this Agreement.

         "SPECIFICATIONS" means the TOP 20 Specifications or the NON-TOP 20 Specifications, as applicable.

         "SUBSIDIARY" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

         "SUPPLIER" has the meaning set forth in the Preamble to this Agreement.

         "SUPPLIER FACILITIES" means the production facilities of the Supplier located at Norf, Ludenscheid and Ohle, Germany.

         "TERM" has the meaning set forth in Section 1.4.

         "TERMINATING PARTY" has the meaning set forth in Section 9.

         "THIRD PARTY" means a Person that is not a Party to this Agreement, other than a member of Alcan Group or a member of Novelis Group.

         "THIRD PARTY CLAIM" has the meaning set forth in the Separation Agreement.

         "TOP 20 SPECIFICATIONS" means the specifications for TOP 20 aluminum foil as set out in ANNEX B.

         "TONNE" means 1,000 kilograms.

         "WEEKLY FORECAST" has the meaning set forth in Section 2.6.

         "YEAR" means each period of 12 consecutive Months throughout the Term of this Agreement, commencing on January 1 of each calendar year, provided that the first Year of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2005.

         "YEARLY PURCHASE AMOUNT" has the meaning set out in Section 3.1.

1.2      CURRENCY

         All references to currency herein are to Euros, unless otherwise specified.

1.3      EFFECTIVENESS

         This Agreement shall come into effect on the Effective Date. The Supplier's obligations to supply Foil and the Purchaser's obligations to purchase Foil under this Agreement shall commence on the Effective Date.

1.4      TERM

         The term of this Agreement (the "TERM") shall be from the Effective Date until the date which is the five (5) year anniversary thereof, unless terminated earlier as contemplated in Section 1.5.

1.5      TERMINATION

         This Agreement shall terminate:

         (a)      upon expiry of the Term;

         (b) upon the mutual agreement of the Parties prior to the expiry of the Term;

         (c)      pursuant to Section 5.6 as a result of Force Majeure; or

         (d)      upon the occurrence of an Event of Default, in accordance with
                  Section 9.

2.       PURCHASE AND SUPPLY

2.1 The Purchaser agrees to purchase Foil from the Supplier, and the Supplier agrees to sell Foil to the Purchaser, all in accordance with and subject to the terms of this Agreement.

2.2 All deliveries of Foil pursuant to this Agreement shall be governed by the terms of this Agreement and shall be made DDU Incoterms 2000 (provided it is not inconsistent herewith); the place of delivery will be the Delivery Site, unless otherwise indicated in the Firm Order in respect of such delivery, in which case the place of delivery shall be the location indicated in such Firm Order.

2.3 The range of Foil Classifications purchased and supplied hereunder shall consist of the following:



               Type                                             Description
               ----                                             -----------
         ---------------------------------------------------------------------------------------------------------
         TOP 20            o   Foil specifications manufactured by the Supplier in a reiterative manner

                           o   Specification consisting of a standard set of technical properties (alloy, temper, width, gauge) for Foilstock in upstream processes allowing the Supplier to manufacture maximum variety (width, gauge) of specifications for the Purchaser
         ---------------------------------------------------------------------------------------------------------
         Non - TOP         o   Foil specifications manufactured by the Supplier on a non-reiterative manner
         ---------------------------------------------------------------------------------------------------------
         Other             o   Trials, special products and any other
         ---------------------------------------------------------------------------------------------------------


2.4 No later than August 30 in each Year, the Purchaser will provide to the Supplier an annual Foil purchase budget (the "PURCHASER'S BUDGET") for the following Year. The Purchaser's Budget shall identify the volume, in Tonnes, of Foil to be supplied by the Supplier to the Purchaser in the following Year. The Purchaser's Budget for the Year commencing on the Effective Date is *** Tonnes. The Purchaser hereby undertakes to place Firm Orders in each Year in respect of a quantity of Foil which is not less than 93% and not more than 107% of the Purchaser's Budget for such Year.

2.5 The Purchaser shall provide to the Supplier, on the last Business Day of each Month, a forecast, in Tonnes, of the Foil requirements of the Purchaser for the next succeeding 4 Months (the "MONTHLY FORECAST"). The Purchaser shall utilize its Commercially Reasonable Efforts to make such forecasts accurate, but shall not be bound by such forecasts. The Purchaser undertakes to place Firm Orders for quantities of Foil in each Month which are within the range identified below for such Month, in each case by reference to the latest Monthly Forecast delivered in respect of such Month:

                Month 4                Month 3              Month 2               Month 1
         ---------------------- -------------------- --------------------- --------------------
         +/-8% of the Monthly   +/-7% of the         +/-6% of the          +/-5% of the
         Forecast               Monthly Forecast     Monthly Forecast      Monthly Forecast
         ---------------------- -------------------- --------------------- --------------------


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6 The Purchaser shall provide to the Supplier, on the last Business Day of each week, a forecast, in Tonnes, of the Foil Conforming to TOP 20 Specifications requirements of the Purchaser for the seventh (7th) succeeding week (and, in case of the first such forecast delivered during the Term of this Agreement, also for each of the six (6) weeks next succeeding the week in which such forecast is delivered) (the "WEEKLY FORECAST"). The Purchaser shall use its Commercially Reasonable Efforts to make such forecasts accurate, but shall not be bound by such forecasts.

2.7 The Purchaser shall provide to the Supplier, on the first Business Day of each week, firm orders (the "FIRM ORDERS") for:

         (a) the quantity of Foil conforming to TOP 20 Specifications to be delivered hereunder in the third (3rd) succeeding week (and, in case of the first Firm Order delivered hereunder, the quantity to be delivered in each of the two (2) weeks next following the week in which the Firm Order is delivered), and

         (b) the quantity of Foil conforming to the NON-TOP 20 Specifications to be delivered hereunder in the seventh (7th) succeeding week (and, in case of the first Firm Order delivered hereunder, the quantity to be delivered in each of the six (6) weeks next following the week in which the Firm Order is delivered).

         The Purchaser shall be bound to purchase from the Supplier the quantities of Foil identified in such Firm Orders. Each Firm Order shall include a delivery schedule and delivery plan in respect of the Foil to be delivered in such week, and shall identify the place of delivery if it is to be different from the Delivery Site. The Firm Orders delivered pursuant to this Section 2.7 shall be used as the basis for delivery performance evaluation in accordance with Section 3.4.

2.8 The Purchaser shall allocate the amount that is purchased in each Month as evenly as possible in the Firm Orders delivered in respect of each week in such Month.

2.9      Deliveries shall be made during normal working hours, being 07.00 -
         16.00 EST or European Summer Time, at the Delivery Site. If the Purchaser requires delivery outside such normal working hours, the Supplier shall use its Commercially Reasonable Efforts to supply Foil as requested by the Purchaser.

2.10 Title and risk of damage to, and loss of, Foil shall pass to the Purchaser upon DDU delivery at the Delivery Site.

2.11 The Purchaser shall use its Commercially Reasonable Efforts to minimize the turn-around time of the Supplier's transportation to the Delivery Site. The Purchaser shall ensure that all Foil delivered to the Delivery Site shall be unloaded within one Business Day, unless otherwise agreed by the Parties.

2.12 At the request of the Supplier, the Purchaser's Budget may be audited and verified by an external auditor, which shall be PricewaterhouseCoopers, Switzerland, unless otherwise agreed by the Parties, which audit and verification shall take place at the expense of the Purchaser, provided it takes place no more than once per year.

3.       SUPPLY OBLIGATIONS

3.1      The "YEARLY PURCHASE AMOUNT" for each Year  shall be as follows:

         (a) during the Year commencing on the Effective Date, 95% of the Purchaser's Budget for such Year;

         (b) during the Year commencing January 1, 2006, 94% of the Purchaser's Budget for such Year;

         (c) during the Year commencing January 1, 2007, 93% of the Purchaser's Budget for such Year;

         (d) during the Year commencing January 1, 2008, 92% of the Purchaser's Budget for such Year; and

         (e) during the Year commencing January 1, 2009, 90% of the Purchaser's Budget for such Year.

3.2 The Supplier shall be obligated hereunder to deliver, in response to Firm Orders received from the Purchaser, an aggregate quantity of Foil in each Year which is not less than the Yearly Purchase Amount for such Year.

3.3 The Supplier shall be obligated to deliver, in response to Firm Orders received from the Purchaser, a quantity of Foil in each Month which is within the range identified in respect of such Month in Section 2.5, by reference to the latest Monthly Forecast for such Month delivered by the Purchaser pursuant to Section 2.5.

3.4 Each week, the Supplier's performance shall be evaluated on the basis of the percentage (%) of the deliveries made on an "on time in full" ("OTIF") basis. The Supplier is obligated to provide delivery performance of 90% OTIF. If the Supplier achieves a delivery performance below 90% OTIF over a period of 3 (three) consecutive Months, the Purchaser is entitled to require the Supplier, by written notice, to hold at the Supplier's premises a "safety stock" of 100 Tonnes of Foil having Specifications identified by the Purchaser in such notice, and the Supplier shall ensure that it maintains such quantity of such Foil at its premises at all times after receiving such notice from the Purchaser.

3.5      (a)      The Supplier shall be responsible for sourcing the aluminum ingots or sheet aluminum required for production of Foil to be supplied to the Purchaser hereunder, provided that the Purchaser may, but shall not be obligated to, provide notice to the Supplier at least eight (8) weeks prior to a scheduled delivery of Foil hereunder (a "SCHEDULED DELIVERY") that it shall provide, or shall arrange for Alcan Inc. or any of its Affiliates to provide, aluminum remelt ingot of quality
                  99.7%/A7E/P1020, to the Supplier for use in production of Foil to be delivered as part of such Scheduled Delivery.

         (b) In calculating the Contract Price payable for the Scheduled Delivery, the Metal Price component of the Contract Price shall be equal to zero for the quantity of ingot which the Purchaser actually supplied or arranged to have supplied to the Supplier in accordance with Section 3.5(a).

         (c) Failure by the Purchaser to arrange for delivery to the Supplier any quantity of aluminum ingot shall not relieve the Supplier from any of its obligations hereunder, including the obligation to supply the agreed quantity of Foil to the Purchaser.

4.       TEMPORARY PLANT CLOSURE

4.1 Where the Supplier plans a temporary maintenance closure of, or a period of reduced production at, the plant from which Foil is sourced (or any part of such plant or any individual production unit) and which may affect the Supplier's ability to supply Foil to the Purchaser in accordance with the Supplier's obligations hereunder, it shall notify the Purchaser accordingly not less than 7 (seven) weeks in advance. The Supplier and the Purchaser will agree an action plan to avoid any bottleneck in the supply of Foil to the Purchaser.

4.2 During any period of temporary closure or reduced production as envisaged in this Section 4, the Supplier shall supply Foil to the Purchaser on a preferential basis.

5.       FORCE MAJEURE

5.1      EFFECT OF FORCE MAJEURE

         No Party shall be liable for any loss or damage that arises directly or indirectly through or as a result of any delay in the fulfilment of or failure to fulfil its obligations in whole or in part (other than the payment of money as may be owed by a Party) under this Agreement where the delay or failure is due to Force Majeure. The obligations of the Party affected by the event of Force Majeure (the "AFFECTED PARTY") shall be suspended, to the extent that those obligations are affected by the event of Force Majeure, from the date the Affected Party first gives notice in respect of that event of Force Majeure until cessation of that event of Force Majeure (or the consequences thereof).

5.2      DEFINITION

         "FORCE MAJEURE" shall mean any act, occurrence or omission (or other event), subsequent to the commencement of the Term hereof, which is beyond the reasonable control of the Affected Party including, but not limited to: fires, explosions, accidents, strikes, lockouts or labour disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organisation exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities, or any other event beyond the reasonable control of a Party hereto whether or not similar to the events or occurrences enumerated above. In no circumstances shall problems with making payments constitute Force Majeure.

5.3      NOTICE

         Upon the occurrence of an event of Force Majeure, the Affected Party shall promptly give notice to the other Party hereto setting forth the details of the event of Force Majeure and an estimate of the likely duration of the Affected Party's inability to fulfil its obligations under this Agreement. The Affected Party shall use Commercially Reasonable Efforts steps to remove the said cause or causes and to resume, with the shortest possible delay, compliance with its obligations under this Agreement, provided that the Affected Party shall not be required to settle any strike, lockout or labour dispute on terms not acceptable to it. When the said cause or causes have ceased to exist, the Affected Party shall promptly give notice to the other Party that such cause or causes have ceased to exist.

5.4      PRO RATA ALLOCATION

         If the Supplier's supply of Foil to be delivered to the Purchaser is stopped or disrupted by an event of Force Majeure, the Supplier shall allocate its available supplies of Foil, if any, among any or all of its existing customers whether or not under contract, in a fair and equitable manner. In addition, where the Supplier is the Affected Party, it may (but shall not be required to) offer to supply, from another source, Foil in substitution for Foil subject to the event of Force Majeure to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

5.5      CONSULTATION

         Within thirty (30) days of the cessation of the event of Force Majeure, the Parties shall consult with a view to reaching agreement as to the Supplier's obligation to provide, and the Purchaser's obligation to take delivery of, that quantity of Foil that could not be sold and purchased hereunder because of the event of Force Majeure, provided that any such shortfall quantity has not been replaced by substitute aluminum foil pursuant to the terms above.

         In the absence of any agreement by the Parties, failure to deliver or accept delivery of Foil which is excused by or results from the operation of the foregoing provisions of this Section 5 shall not extend the Term of this Agreement and the quantities of Foil to be sold and purchased under this Agreement shall be reduced by the quantities affected by such failure.

5.6      TERMINATION

         (a) If an event of Force Majeure where the Affected Party is the Supplier shall continue for more than ninety (90) days, then the Purchaser shall have the right to terminate this Agreement.

         (b) If an event of Force Majeure where the Affected Party is the Purchaser shall continue for more than ninety (90) days, then the Supplier shall have the right to terminate this Agreement.

6.       PRICE AND PAYMENT

6.1 The Contract Price for Foil purchased and supplied under this Agreement in each of Years 1, 2 and 3 shall be the aggregate of the Metal Price, the Conversion Price and the Local Market Premium applicable to such Foil and, in each of Year 4 and 5 shall be agreed to by the Parties prior to commencement of Year 4.

6.2 In respect of any supply of Foil hereunder which has been made utilizing aluminum ingot supplied by Alcan or any of its Affiliates to the Supplier in accordance with

         Section 3.5, the Metal Price applicable to such Foil shall be equal to zero, and the Contract Price payable in respect of such Foil shall be the Conversion Price applicable to such Foil.

6.3 Within ten (10) days following each delivery of Foil, the Supplier shall submit to the Purchaser an invoice in respect thereof. An invoice submitted by facsimile shall be regarded as a valid invoice for purposes of this Agreement. All invoices shall be denominated in Euros. For purposes of converting any portion of the Contract Price that may be denominated in U.S. Dollars to Euros, the exchange rate to be used shall be the rate applicable on the date of the invoice as published by Metal Bulletin on such day.

6.4 All invoices submitted pursuant to Section 6.3 shall be paid in Euros no later than 30 days after the date of the invoice. Payment shall be made to the Supplier's bank account, details of which shall be provided by the Supplier to the Purchaser from time to time in writing.

6.5 In addition to the Contract Price calculated pursuant to Section 6.1, the Purchaser shall pay to the Supplier all applicable Sales Taxes, which shall be identified and invoiced in the invoices delivered pursuant to Section 6.3.

7.       QUALITY, WARRANTIES AND DISCLAIMERS

7.1 The Supplier warrants for a period of 18 months from the date of delivery that all Foil supplied hereunder shall conform to the Specifications.

7.2 The Purchaser may request a change of the Specifications upon a minimum of 3 (three) Months written notice to the Supplier, which notice includes an updated form of ANNEX B and ANNEX C containing the proposed revised Specifications. The Supplier will use all its Commercially Reasonable Efforts to accommodate such change provided that it is technically possible. In this event, the Conversion Price shall be adjusted, with the agreement of the Purchaser and the Supplier, to reflect the resulting increase or decrease in the costs to the Supplier of conversion resulting from producing Foil to such amended Specifications. If the Purchaser and the Supplier are unable to agree on the amount of such increase or reduction in the Conversion Price within 30 days after submission by the Supplier to the Purchaser of a proposal for such increase or reduction, the Supplier shall provide to the Purchaser detailed calculations of the cost savings or increase to the Purchaser. The Purchaser shall consider such calculation in good faith and either adopt or reject such calculation by notice to the Supplier within 30 days after receipt of such calculations. Upon agreement by the Parties, this Agreement shall be deemed amended by replacing ANNEX B and ANNEX C with the updated form of ANNEX B and ANNEX C provided by the Purchaser and replacing ANNEX A with an updated ANNEX A setting out the new Conversion Prices agreed to by the Purchaser and the Supplier, all such amendments to be effective on the date of first supply hereunder of Foil conforming to the amended new Specifications. If the Parties do not reach an agreement, the current ANNEX B and ANNEX C shall remain unmodified and continue to be applicable.

7.3 The Purchaser shall visually inspect the Foil promptly following delivery, and notify the Supplier within fourteen (14 ) days thereafter of any defects that were or should have been apparent from such inspection.

7.4 Where the Supplier has supplied the Purchaser with Foil which does not conform to the Specifications and (if applicable) the Purchaser has given notice in accordance with Section 7.3, the Supplier will either replace the defective Foil with Foil conforming to the Specifications at no extra charge (and will collect the defective Foil at its own expense), or will refund the Contract Price (along with any applicable taxes or other charges paid in respect thereof) paid by the Purchaser for the defective Foil. Where the Supplier has otherwise breached its supply obligations under Section 3, the Purchaser shall be entitled to a compensation payment in an amount equal to the difference between the Contract Price applicable to the supplies of Foil in question, and the best reasonably available price at which it is able to obtain substitute Foil (including the difference in any transport costs and import duties borne by the Purchaser). In addition, the Purchaser shall be entitled to compensation:

         (a) for the difference between the price paid for unusable Foil and its scrap value, and

         (b) for the cost to such Purchaser of its machinery downtime directly resulting from such breach up to a maximum amount of twice the invoiced value of the supplied Foil.

7.5 Notwithstanding any other provisions in this Agreement, the Supplier will be liable for, and shall indemnify the Purchaser in respect of, all Liabilities in respect of death or personal injury to any person to the extent that this results from the negligent supply of Foil not conforming to the Specifications.

7.6 Sections 9.04, 9.05, 9.06, 9.07 and 9.09 of the Separation Agreement shall apply, mutatis mutandis with respect to any Liability which is subject to any indemnification or reimbursement pursuant to this Agreement.

8.       ASSIGNMENT

         No Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement, without the prior written consent of the other Party.

9.       EARLY TERMINATION

         This Agreement may be terminated in its entirety immediately at the option of a Party (the "TERMINATING PARTY"), in the event that an Event of Default occurs in relation to the other Party (the "DEFAULTING PARTY"), and such termination shall take effect immediately upon the Terminating Party providing notice to the Defaulting Party of the termination.

         For the purposes of this Agreement, each of the following shall individually and collectively constitute an "EVENT OF DEFAULT" with respect to a Party:

         (a) such Party defaults in payment of any payments which are due and payable by it pursuant to this Agreement, and such default is not cured within sixty (60) days following receipt by the Defaulting Party of notice of such default;

         (b) such Party breaches any of its material obligations pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within sixty

                  (60) days after receipt of notice from the non-defaulting Party specifying the default with reasonable detail and demanding that it be cured, provided that if such breach is not capable of being cured within sixty (60) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the sixty (60) day period, no Event of Default under this paragraph (b) shall occur;

         (c) in case of the Purchaser, Alcan Inc., or in case of the Supplier, Novelis Inc., breaches any representation or warranty, or fails to perform or comply with any covenant, provision, undertaking or obligation in or of the Separation Agreement;

         (d) such Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or
                  (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days; or

         (e) proceedings are commenced by or against such Party under the laws of any jurisdiction relating to reorganization, arrangement or compromise.

10.      REPRESENTATIONS AND WARRANTIES

10.1     REPRESENTATIONS AND WARRANTIES

         Each Party represents and warrants to and in favour of the other Party as follows and acknowledges that the other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a) it is duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own its assets and to conduct its businesses and to perform its obligations hereunder;

         (b) the execution and delivery of this Agreement by it and the completion by it of the transactions contemplated herein, do not and will not result in the breach of, or violate any term or provision of, its articles or by-laws;

         (c) it is not subject to any outstanding injunction, judgment or order of any Governmental Authority which would prevent or materially delay the transactions contemplated by this Agreement; there are no civil, criminal or administrative claims, actions, suits, demands, proceedings, hearings or investigations pending or, to the Party's knowledge, threatened, at law, in equity or otherwise, in, before, or by, any Governmental Authority which (if successful) would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

         (d) no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced, or is pending or proposed, in respect of it; and

         (e) the execution and delivery of this Agreement and the completion of the transactions contemplated herein, have been duly approved by its Managing

                  Director and this Agreement constitutes legal, valid and binding obligations of such Party enforceable against it in accordance with its terms, subject to legislation relating to bankruptcy, insolvency, reorganization and other similar legislation of general application and other laws affecting the enforcement of creditors' rights generally, to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law and to the discretionary power of the courts as regards specific performance or injunctive relief.

11.      CONFIDENTIALITY

11.1 Subject to Section 11.3, each of the Parties shall hold, and shall cause its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that it applies to its own confidential and proprietary information, all confidential and proprietary information concerning the other Party and its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) that is either in its possession or is furnished by such other Party or Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) of any such Party or its Representatives at any time pursuant to this Agreement or the transactions contemplated hereby (any such information referred to herein as "CONFIDENTIAL INFORMATION"), and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder. Notwithstanding the foregoing, Confidential Information shall not include information that is or was:

         (i) in the public domain through no fault of such Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or any of its respective Representatives,

         (ii) lawfully acquired by such Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) from a Third Party not bound by a confidentiality obligation, or

         (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary information of the other Party (or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate)).

11.2 Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 11.3.

11.3 In the event that any Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any Affiliate (whether now an Affiliate or hereafter becoming an Affiliate) of such other Party), such Party shall, to the extent permitted by Applicable Law, notify the other Party prior to it or its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) disclosing or providing such Confidential Information, and shall use its Commercially Reasonable Efforts to cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that receives such request may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Person that receives such request with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

12.      DISPUTE RESOLUTION

12.1     DISPUTES

         The provisions of this Section 12 shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (a "DISPUTE").

12.2     NEGOTIATION

         The Parties hereby undertake to attempt in good faith to resolve any Dispute by way of negotiation between senior executives of the Parties who have authority to settle such Dispute. In furtherance of the foregoing, any Party may initiate the negotiation by way of a notice (an "ESCALATION NOTICE") demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such Party). A copy of any Escalation Notice shall be given to the Chief Legal Officer of each Party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such negotiation may be established by the Parties from time to time; provided, however, that the negotiations shall be completed within thirty (30) days of the date of the Escalation Notice or within such longer period as the Parties may agree in writing prior to the expiration of the initial thirty-day period.

12.3     ARBITRATION

         (a) Any Dispute which has not been resolved by negotiation as provided herein within thirty (30) days of the date of the Escalation Notice or such extended period as may be agreed to by the Parties, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the ICC then in force.

         (b) The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Zurich, Switzerland. The language of the arbitration, and all communications in respect thereof, shall be in English.

         (c) The costs of the arbitration shall be fixed by the arbitral tribunal and shall be borne by the unsuccessful Party, unless the arbitral tribunal, in its discretion, determines a different apportionment, taking all relevant circumstances into account. The costs of arbitration include: (i) the fees and disbursements of the arbitrators, (ii) reasonable travel and other expenses of witnesses; (iii) the reasonable fees and expenses of expert witnesses; and (iv) the costs of legal representation and assistance, to the extent that the arbitral tribunal determines that the amount of such costs is reasonable.

         (d) The arbitral tribunal shall endeavour to issue its award within sixty (60) days of the last hearing of the substantive issues in dispute between the Parties; however, the arbitral tribunal shall not lose jurisdiction if it fails to respect this delay. The arbitral award shall be final and binding.

         (e) Neither the Parties (including their auditors and insurers) nor their counsel and any Person necessary to the conduct of the arbitration nor the arbitrators shall disclose the existence, content (including submissions and any evidence or documents presented or exchanged), or results of any arbitration hereunder without the prior written consent of the Parties, except as required by Applicable Law or the applicable rules of an applicable stock exchange.

12.4     CONTINUING OBLIGATIONS

         The existence of a Dispute with respect to this Agreement between the Parties shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of such Dispute.

13.      MISCELLANEOUS

13.1     CONSTRUCTION

         In this Agreement and in the Annexes hereto, unless a clear contrary intention appears:

         (a)      the singular number includes the plural number and vice versa;

         (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

         (c)      reference to any gender includes each other gender;

         (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

         (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

         (f) "herein", "hereby", "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

         (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

         (h) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

         (i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

         (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

13.2     PAYMENT TERMS

         Any amount to be paid or reimbursed by one Party to the other under this Agreement, save as expressly provided in Sections 2, 3 and 6, shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or reasonable explanation supporting such amount.

13.3     NOTICES

         All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) on the date of delivery, if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of actual receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as follows:

         IF TO THE PURCHASER, TO:

         Alcan Packaging Rorschach AG
         Industriestrasse 35
         CH 9401 Rorschach

         Fax:         +41 71 844 3564

         Attention:   Dr. Joachim Schuppe

         IF TO THE SUPPLIER, TO:

         Novelis Deutschland GmbH
         Hanoverschestrasse,
         37075 Goettingen,
         Germany

         Fax: o

         Attention:   o

         Any Party may, by notice to the other Party, change the address or fax number to which such notices are to be given.

13.4     GOVERNING LAW

         This Agreement shall be governed by and construed and interpreted in accordance with German law, with the exclusion of any conflict of law provisions thereof, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

13.5     JUDGMENT CURRENCY

         The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Euros, whether pursuant to a court judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Euros, and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Euros, due, and each Party hereby, as a separate obligation and notwithstanding any such judgment or award, agrees to indemnify the other Party against, and to pay to such Party on demand, in Euros, any difference between the sum originally due in Euros, and the amount of Euros, received upon any such conversion and transfer.

13.6     ENTIRE AGREEMENT

         This Agreement and the exhibits, schedules, annexes and appendices hereto and the specific agreements contemplated herein, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

13.7     CONFLICTS

         In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail.

13.8     SEVERABILITY

         If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

13.9     SURVIVAL

         The obligations of the Parties under Sections 6, 11, 12, 13.4 and 13.9 and liability for the breach of any obligation contained herein shall survive the expiration or earlier termination of this Agreement.

13.10    EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

13.11    AMENDMENTS

         No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

13.12    WAIVERS

         No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.

13.13    NO PARTNERSHIP

         Nothing contained herein or in the Agreement shall make a Party a partner of any other Party and no Party shall hold out the other as such.

13.14    TAXES, ROYALTIES AND DUTIES

         Subject to Section 6.5, (i) all royalties, taxes and duties imposed or levied on any Foil delivered hereunder shall be for the account of and paid by the Supplier to the point of legal delivery, which shall be as stated in Incoterms 2000 in respect of goods sold DDU, and (ii) all royalties, taxes and duties imposed or levied on the Foil after such delivery shall be for the account of and paid by the Purchaser.

13.15    LIMITATIONS OF LIABILITY

         Except as otherwise provided herein, neither Party shall be liable to the other Party for any indirect, collateral, incidental, special, consequential or punitive damages arising in any way out of this Agreement; provided, however, that the foregoing limitations shall not limit any Party's indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article IX of the Separation Agreement (as if such Article was set out in full herein by reference to the obligations of the Parties hereunder).

13.16    VIENNA CONVENTION

         The Parties agree that the terms of the United Nations Convention (Vienna Convention) on Contracts for the International Sale of Goods
         (1980) shall not apply to this Agreement or the obligations of the Parties hereunder.

13.17    ENGLISH LANGUAGE

         All documents to be furnished or communications to be made or given under this Agreement in connection with any Dispute shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the

         Party making or furnishing such documents or communications, which translation shall be the governing version between the Parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Foil Supply Agreement to be executed by their duly authorized representatives.



                                      NOVELIS DEUTSCHLAND GMBH


                                      By:
                                            -----------------------------------
                                      Name:
                                      Title:



                                      By:
                                            -----------------------------------
                                      Name:
                                      Title:

                                      ALCAN PACKAGING RORSCHACH AG



                                      By:
                                            -----------------------------------
                                      Name:
                                      Title:


                                      By:
                                            -----------------------------------
                                      Name:
                                      Title: